EXHIBIT 3.3

Form of Compensatory Arrangements of Directors

Effective February 26, 2019 (the “Effective Date”) the Director and First Foods Group, Inc. (the “Corporation”), represented by the Board of Directors of the Corporation (collectively the “Parties”), enter into this Director Agreement (the “Agreement”) as follows:

Responsibilities and Consideration:

-	The Director will continue to serve on the Board of Directors of the Corporation and be responsible for day to day duties for the benefit of the Corporation.

-	The Director’s compensation may consist of cash-based and/or share-based compensation.

-	The Director’s cash-based and/or share-based compensation for the period January 1, 2019 through December 31, 2019 will be $10,000 per quarter paid on a date determined by the vote of the Board of Directors.

-	In addition, the Director’s may receive a one-time award of the ability to purchase a particular amount of warrants, as determined by the Board of Directors.

IN WITNESS WHEREOF, the parties have executed this Term Sheet as of the Effective Date.

FIRST FOOD GROUP, INC.

By: /s/ Director	By:	/s/ Director
	By:	/s/ Director
	By:	/s/ Director